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                                                            Exhibit 99.a


                                Financial News
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ONEOK, Inc.                        Contact: Weldon Watson, 918/588-7158
P.O. Box 871
Tulsa, OK 74102-0871               For Immediate Release: August 24, 2000



                            ONEOK AMENDS COMPLAINT
                             AGAINST SOUTHWEST GAS


        ONEOK, Inc., (NYSE:OKE) has filed an amended complaint against Southwest Gas Corporation in the U.S. District Court for the Northern District of Oklahoma. The new complaint alleges that Southwest Gas Corporation failed to disclose certain material information to ONEOK during a critical period of time during which ONEOK increased its price for Southwest Gas Corporation from $28.50 per share of common stock to $30. If ONEOK had known all the facts, it would not have entered into the amended merger agreement that resulted in an increased price without a satisfactory resolution of concerns that would have been raised by the undisclosed information.
        ONEOK seeks equitable relief or the recovery of damages. In its prior complaint against Southwest Gas, ONEOK sought only a declaration that it had properly terminated the announced merger between the two companies.
        ONEOK, Inc. is an energy company involved in natural gas production, processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's natural gas marketing operations provide service to customers in 25 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers.

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Any statements contained in this release that may include company expectations or predictions may be considered forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Specifically, it is important to note that actual results could differ from the predictive statements in this release, including those relating to the growth of ONEOK's marketing and trading operations, the integration of assets from Dynegy and Kinder Morgan and state deregulatory initiatives. Factors that could cause actual results to differ include the effect of weather or other natural phenomena on sales and prices, the profitability of assets acquired in the Dynegy and Kinder Morgan transactions, the impact of changes in prices on hedging and marketing activities, changes in the regulation of the natural gas industry and other risk factors identified in the Management Discussion and Analysis section of ONEOK's reports filed with the SEC. Additional information about ONEOK is available on the ONEOK web site at www.oneok.com. Service area maps and logos are available under Media Kit.